Exhibit 10.13

March 13, 2013

VIA EMAIL

Mr. Jose Ibietatorremendia

OFFER OF EMPLOYMENT WITH LIQUID HOLDINGS GROUP, LLC

I am pleased to confirm our offer to you for the position of General Counsel of Liquid Holdings Group, LLC and its affiliated entities (together “LIQUID”) starting March 13, 2013 (the “Effective Date”), at an annual salary of $300,000 paid in accordance with LIQUID’s current payroll practices.

LIQUID will pay you a guaranteed bonus of $100,000 for your first full year of employment, payable at the end of the first full year of employment. Within the first 90 (ninety) days following the Effective Date, LIQUID will initiate a variable incentive compensation plan with you to be implemented following your first year of employment.

Additional Compensation Terms Are As Follows:

1.	Upon the Effective Date LIQUID will award to you 0.25% of LIQUID, in the form of stock options, in accordance with the provisions of LIQUID’s 2012 Stock Incentive Plan.

2.	Upon the Effective Date LIQUID will award to you 0.25% of LIQUID, in the form of Restricted Stock Units (RSUs), in accordance with the provisions of LIQUID’s 2012 Stock Incentive Plan.

3.	On June 1, 2013, LIQUID will pay you a one-time cash bonus of $30,000. The bonus is in lieu of forgone payments with your previous employer.

In the position of General Counsel, you will report directly to the CEO of LIQUID. You will also become part of LIQUID’s Management Executive Committee, and will be invited to participate in significant business planning decisions within that Committee’s mandate.

You will participate in LIQUID’s equity incentive program, as governed by the provisions of those programs, which are administered by the Management Compensation Committee of the Board of Governors under the rules and procedures approved by the Committee.

You will participate in employee benefit plans available to all LIQUID officers and employees. Current LIQUID benefits include fully-paid comprehensive health insurance. As additional benefit plans are offered to employees, you will be eligible to participate.

You will be eligible for 20 vacation days per year accrued in accordance with LIQUID’s standard practice. During your first year of employment, you will be permitted to use vacation days in advance of their accrual, with appropriate notice and approval by me.

Termination of your employment with LIQUID, other than “for cause” or you resign for Good Reason, shall be governed by the following:

1.	Should your employment be involuntarily terminated for reasons other than “for cause” or you resign for Good Reason during the length of your employment with LIQUID, you will receive nine (9) months of base salary.

2.	Additionally, should your employment be involuntarily terminated for reasons other than “for cause” or you resign for Good Reason within the first two (2) years of employment with LIQUID, LIQUID will accelerate the vesting of the next unvested tranche of any stock options or RSU’s subject to the Plan that would otherwise vest but for the termination of employment. For the avoidance of doubt, if involuntary termination occurs at 18 months following the Effective Date, and 67% of outstanding options and RSU’s subject to the Plan have not yet been vested, the next 33% of such stock options and RSU’s subject to the Plan will vest upon termination and your execution of all appropriate releases.

3.	Any payments due on account of a separation from service will be made within 90 days of the effective date of termination. However, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Internal Revenue Code section 409(a)(2)(13), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation of service,” such payment shall be made or provided at the date which is the earlier of (i) the expiration of the (6)-month period measured from the date of such “separation from service,” and (ii) the date of your death, to the extent required under Code Section 409A. For the purposes of clarification, any payments that are subject to Section 409A of the Code shall not include any payments on the occurrence of an involuntary termination of employment that would satisfy the short-term deferral exclusions described in Section 1.409A-1(b)(4) of the Income Tax Regulations or the separation pay exception described in Section 1.409A-1(b)(9) of the Income Tax Regulations; and such payments may be made immediately upon such termination of employment.

The term “for cause” shall mean your conviction of (or a plea of nolo contendere to) a felony of any kind or a crime involving moral turpitude or your willful commission of acts of dishonesty, misappropriation, gross neglect (other than as a result of physical or mental illness), fraud, or deceit in connection with your position. There will be no severance in the event of termination “for cause.”

Additionally, at any point during the length of your employment with LIQUID, should a “change of control” occur at LIQUID, and the change of control results in your involuntary termination, any unvested outstanding stock options or RSU’s under the Plan that you have been awarded will vest. For purposes herein, change of control will mean a change of ownership of the majority of all classes of equity of LIQUID, but under no circumstances will an IPO be considered a change of control.

In the event you voluntarily terminate your employment with LIQUID for “Good Reason,” you must provide valid Notice of Good Reason within 60 days of the occurrence of the event giving rise to the Good Reason claim. Good Reason is herein defined as (i) material diminution in your responsibilities, duties (including removal from the Management Executive Committee), authority, title, or a change in your reporting structure provided for in this letter; (ii) a reduction in your base pay; (iii) relocation of your workplace to a location more than 50 miles from your principal location in New York, without your consent; (iv) a material breach by LIQUID of any of its other obligations contained in this letter. Notwithstanding the above, no Good Reason shall exist unless you have given LIQUID written notice specifying a Good Reason event within ninety (90) days of the occurrence of such an event, and LIQUID has failed to cure such event within thirty (30) days of having been given written notice.

If you do not terminate your employment for Good Reason during the twenty (20)-day period that follows the end of the cure period, you shall not be permitted to terminate your employment for Good Reason as a result of the events in question.

Your primary office location will be in LIQUID’s New York office at 800 Third Avenue. As your responsibilities may involve travel, your accommodations, airfare, and travel expenses will be subject to the LIQUID travel policy for the most senior employees other than the CEO.

Please be advised that any changes or amendments to LIQUID’s policies, procedures, benefits and compensation program, as well as the corporate or departmental organization, will apply to you as they will to all LIQUID employees.

This offer is contingent upon acceptable routine background and reference checks.

This letter shall be deemed made under and shall be governed by the substantive laws of the State of New York, excluding its conflict of laws rules.

In the event of any dispute arising out of or relating to this letter or your employment with LIQUID, the parties agree first to engage in prompt and serious good faith discussions to resolve the dispute. If such discussions fail to resolve the dispute within 30 days, the parties shall try to resolve the dispute through mediation using the services of JAMS in the New York City area. If such mediation fails to resolve the dispute, the parties shall submit the dispute to final and binding arbitration in New York City before a panel of three arbitrators (two of which will be chosen by each party and one to be agreed to by both parties) in an arbitration administered by the American Arbitration Association. LIQUID shall bear the costs and expenses of any mediation and/or arbitration. Each party agrees that it shall maintain absolute confidentiality in respect to any dispute between them.

This letter constitutes the entire understanding between the parties hereto as to the subject matter covered herein, and all prior understandings and agreements are merged herein and succeeded hereby, provided, however, that, in the event of any inconsistencies between this letter and any other plans or documents signed by you or related to your employment with LIQUID, this letter shall control and be binding.

LIQUID employment is employment-at-will and all employees are subject to policies as defined in the LIQUID Employee Handbook. In addition, you will be required to execute Non-Compete, Confidentiality, and Intellectual Property Assignment agreements similar to those of other LIQUID executives.

If you have any questions regarding this offer or the terms and conditions of employment, please call me at 212-293-2693. If the terms and conditions of this offer of employment are acceptable, please sign and date this letter, and return it to me via email. Please bring the executed copy with you on first day of employment.

Welcome to LIQUID. We believe you will find the work to be both challenging and personally rewarding, and I look forward to the contributions you will make toward achieving the goals of LIQUID.

Best regards,	AGREED AND ACCEPTED:

/s/ Brian Storms

Brian Storms
Chief Executive Officer	By:	/s/ Jose Ibietatorremendia

	Date:	March 13, 2013